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                                                                 EXHIBIT 5.1
                         DE BRAUW BLACKSTONE WESTBROEK
                             advocaten & notarissen

                              in samenwerking met
                          DE BANDT, VAN HECKE & LAGAE
Postbus 75084
1070 AP Amsterdam
Tripoli 300
Burgerweeshuispad 301
Telefoon 020 5771771
Telefax  020 5771775



                        To:  Baan Company N.V.
                             Baron van Nagellstraat 89
                             3371 LK Barneveld
                             The Netherlands

Amsterdam, May 9, 1997
Ref.       : 276/20078749/opn2.512

Ladies and Gentlemen,

                               BAAN COMPANY N.V.

                    Issue of USD 200,000,000 4 1/2 per cent.
                    Convertible Subordinated Notes due 2001

I have acted as legal counsel in respect of certain matters of the law of the Netherlands to Baan Company N.V., a company incorporated under the law of the Netherlands with its corporate seat in Barneveld, the Netherlands, (the "Company") in connection with the issue (the "Issue") by the Company of USD 200,000,000 aggregate principal amount of 4 1/2 per cent. subordinated notes due 2001 (the "Notes"), convertible into common shares, with a nominal value of NLG 0.01 each, in the capital of the Company ("Shares").

In connection herewith I have examined the following documents:

(a) a photocopy of a copy of the deed of incorporation of the Company, as filed with the trade register of the Chamber of Commerce and Industry of Centraal Gelderland, the Netherlands, (the "Trade Register") and the text of the articles of association of the





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        Company as most recently amended according to the Extract (as defined below) by deed of amendment executed on May 29, 1996 (the "Articles of Association");

(b) an extract (the "Extract"), dated April 25, 1997, from the Trade Register with information regarding the Company, confirmed to me to be unchanged in all respects material for rendering this opinion by telephone by the Trade Register on the date hereof;

(c) an extract, dated April 25, 1997, from the Trade Register with information regarding Jan Baan B.V., a company incorporated under the law of the Netherlands with corporate seat in Terschuur, the Netherlands, confirmed to me to be unchanged in all respects material for rendering this opinion by telephone by the Trade Register on the date hereof;

(d) a telecopy of the minutes of the general meeting of shareholders of the Company, held on April 11, 1996;

(e) a telecopy of the resolutions of the board of managing directors ("directie") of the Company, dated December 12, 1996 in connection with the Issue;

(f) a telecopy of the resolutions adopted by the board of supervisory directors ("raad van commissarissen") of the Company, dated December 12, 1996 in connection with the Issue;

(g) a telecopy of a memorandum, dated December 19, 1996, to Mr. P. Versloot in his capacity as chairman of the works council of Baan Nederland B.V., signed for confirmation by Mr. Versloot in such capacity;

(h)     a telecopy of a memorandum, dated December 19, 1996,



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        to Mr. C. Van Dijk in his capacity as chairman of the works council of
        Baan Development B.V., signed for confirmation by Mr. Van Dijk in such capacity;

(i) a telecopy of an executed copy of a purchase agreement, dated December 12, 1996, between the Issuer and the Initial Purchasers mentioned therein (the "Purchase Agreement");

(j) a telecopy of an executed copy of an indenture, date as of December 15, 1996, between the Issuer and Marine Midland Bank as Trustee (the "Indenture");

(k) a telecopy of a draft, dated May 6, 1997, of an amendment No. 1 to a registration statement on Form F-3, relating to the Notes (the "Registration Statement").

My examination referred to above has been limited to the face of the documents.

The Purchase Agreement and the Indenture are hereinafter collectively referred to as the "Agreements".

For the purpose of rendering this opinion I have assumed that:

(i) the Registration Statement has been or will have been executed and filed substantially in the form of the draft referred to in (k);

(ii) the signatures on original documents are the genuine signatures of the persons purported to have executed the same and the conformity of photo-, tele- and other copies to originals;

(iii) the resolutions referred to in (d), (e) and (f) above are not contrary to standards of reasonableness and fairness ("redelijkheid en billijkheid") to be observed by a legal entity and those persons who are, pursuant to the law or the articles of association of such legal entity, involved in its organisation;

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(iv)    the Agreements constitute the valid, binding and enforceable obligations of all the parties thereto (including the Company) under all applicable law (including to the extent applicable, the law of The Netherlands);

(v) the Notes have been duly authorised, accepted and paid for in accordance with the Agreements by all the initial holders thereof;

(vi) each conversion of Notes into Shares will take place in accordance with the Agreements and in accordance with any applicable law other than the law of the Netherlands;

(vii) each conversion of Notes into Shares will be possible under the articles of association of the Issuer in force at the time of such conversion, and that at each such time the authorised share capital ("maatschappelijk kapitaal") and the issued share capital ("geplaatst kapitaal") of the Issuer will be such that the relevant Shares can be validly issued.

I have not investigated the law of any jurisdiction other than the Netherlands as it stands and has been interpreted in published case law of the courts in the Netherlands as at the date of this opinion and I do not express an opinion on the law of any jurisdiction other than the Netherlands.

Terms and expressions of law and of legal concepts as used in this opinion have the meaning in this opinion attributed to them under the law of the Netherlands and this opinion should be read and understood accordingly.

Based upon the foregoing (including the assumptions set out above), and subject to any facts, circumstances, documents or
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events not disclosed to me in the course of my examination referred to above, I am, at the date hereof, of the following opinion:

1. The Notes have been duly authorized and validly issued in accordance with the law of the Netherlands and the provisions of the Articles of Association applicable thereto.

2. The Shares issuable upon conversion of Notes have been duly authorized and, upon such conversion, will be validly issued in accordance with the law of the Netherlands and the Articles of Association and will be fully paid and non-assessable.

This opinion is addressed to you and is for the sole benefit of yourselves and may not be relied upon by any person other than yourselves and your legal advisers. This opinion may not without my prior written consent be transmitted to or filed with any person, firm, company or institution.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to De Brauw Blackstone Westbroek in the prospectus included in the Registration Statement under the heading "Legal Matters". In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended.

                                Very truly yours,

                                /s/ Francine M. Schlingmann
                                Francine M. Schlingmann